Exhibit 99.1

Item 6. Selected Financial Data

The following table presents our selected historical consolidated financial information and other data for the last five years, and as of December 31, 2009, 2008, 2007, 2006 and 2005. Our selected historical consolidated financial data for the years ended December 31, 2006 and 2005 and as of December 31, 2007, 2006 and 2005 has been derived from our audited consolidated balance sheets as of those dates, which are not included in this Report.

You should read the selected historical consolidated financial data set forth below together with our consolidated financial statements and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” all included in Items 6 and 7 of this Report. The selected historical consolidated financial data set forth below are not necessarily indicative of the results of future operations.

	Year Ended December 31,
	2009	2008	2007	2006	2005
	(Dollars in thousands)
Statement of Operations Data:
Revenue:
Service revenue	$50,228	$61,794	$78,313	$92,037	$81,472
Subscriber equipment sales (1)	14,051	24,261	20,085	44,634	45,675
Total revenue	64,279	86,055	98,398	136,671	127,147
Operating Expenses:
Cost of services (exclusive of depreciation and amortization shown separately below)	36,204	37,132	27,775	28,091	25,432
Cost of subscriber equipment sales:
Cost of subscriber equipment sales (2)	9,881	17,921	13,863	40,396	38,742
Cost of subscriber equipment sales – Impairment of assets	913	405	19,109	1,943	—
Total cost of subscriber equipment sales	10,794	18,326	32,972	42,339	38,742
Marketing, general and administrative	49,210	61,351	49,146	43,899	37,945
Depreciation and amortization	21,862	26,956	13,137	6,679	3,044
Impairment of assets	—	—	—	—	114
Total operating expenses	118,070	143,765	123,030	121,008	105,277
Operating Income (Loss)	(53,791)	(57,710)	(24,632)	15,663	21,870
Gain on extinguishment of debt	—	41,411	—	—	—
Interest income	502	4,713	3,170	1,172	242
Interest expense (3)	(6,730)	(5,733)	(9,023)	(587)	(269)
Derivative loss, net	(15,585)	(3,259)	(3,232)	(2,716)	—
Other	665	(4,497)	8,656	(3,980)	(622)
Total other income (expense)	(21,148)	32,635	(429)	(6,111)	(649)
Income (loss) before income taxes	(74,939)	(25,075)	(25,061)	9,552	21,221
Income tax expense (benefit)	(16)	(2,283)	2,864	(14,071)	2,502
Net Income (Loss)	$(74,923)	$(22,792)	$(27,925)	$23,623	$18,719

Balance Sheet Data:	As of December 31, 2009	As of December 31, 2008	As of December 31, 2007	As of December 31, 2006	As of December 31, 2005
	(In Thousands)
Cash and cash equivalents	$67,881	$12,357	$37,554	$43,698	$20,270
Restricted cash (4)	$40,473	$57,884	$80,871	$52,581	$—
Total assets	$1,266,640	$816,878	$512,975	$331,701	$113,545
Long-term debt	$463,551	$238,345	$50,000	$417	$631
Redeemable common stock	$—	$—	$—	$4,949	$—
Ownership equity	$595,792	$445,397`	$405,544	$260,697	$71,430

(1)	Includes related party sales of $0, $0, $59, $3,423 and $440 for the years ended December 31, 2009, 2008, 2007, 2006 and 2005, respectively.

(2)	Includes costs of related party sales of $0, $0, $46, $3,041 and $314 for the years ended December 31, 2009, 2008, 2007, 2006 and 2005, respectively.

(3)	Includes related party amounts of $0, $0, $83, $0 and $176 for the years ended December 31, 2009, 2008, 2007, 2006 and 2005, respectively.

(4)
Restricted cash is comprised of funds held in escrow by two financial institutions to secure our payment obligations related to (i) our contract for the construction of the second-generation satellite constellation and (ii) the next five semi-annual interest payments on our 5.75% Notes and (iii) cash related to the Axonn acquisition.